C.H. Robinson Worldwide, Inc.

8100 Mitchell Road, Suite 200

Eden Prairie, Minnesota 55344

Chad Lindbloom, vice president and chief financial officer (952) 937-7779

Angie Freeman, investor relations (952) 937-7847

FOR IMMEDIATE RELEASE

C.H. ROBINSON REPORTS FIRST QUARTER RESULTS

MINNEAPOLIS, April 26, 2005 -- C.H. Robinson Worldwide, Inc. ("C.H. Robinson") (NASDAQ:CHRW), today reported financial results for the three months ended March 31, 2005.

For the first quarter, gross profits increased 33.3 percent to $199.4 million in 2005 from $149.6 million in 2004. Income from operations increased 43.7 percent to $67.8 million in the first quarter of 2005 from $47.2 million in the first quarter of 2004. Net income increased 43.7 percent to $41.8 million in the first quarter of 2005 from $29.1 million in the first quarter of 2004. Diluted net income per share increased 41.2 percent to $0.48 per share in the first quarter of 2005 from $0.34 per share in the first quarter of 2004.

"The year began with a high demand for our services in the marketplace," said John P. Wiehoff, chief executive officer of C.H. Robinson. "In the first quarter, we continued to use current market conditions as an opportunity both to build new relationships and to strengthen existing ones. Our acquisitions of FoodSource and Epic Roots helped our Sourcing business to a strong start. We continue to invest in our foundation of people and locations for the future. Including these acquisitions, we added 223 employees and two new branch locations to our network in the quarter."

For the first quarter, total Transportation gross profits increased 33.9 percent to $173.8 million in 2005 from $129.8 million in 2004. Our Transportation gross profit margin increased slightly from the first quarter of 2004.

The increase in our truck transportation gross profits of 36.4 percent in the first quarter of 2005 was driven by volume growth in both truckload and less-than-truckload transactions and an increase in gross profit margin. We expanded relationships with a diverse mix of existing and new customers. Our decentralized network of branch offices continues to be an advantage in gaining new, local accounts and enhancing our ability to service customers and carriers.

Our intermodal gross profits decrease of 6.8 percent in the first quarter of 2005 resulted from a decrease in volumes and a decrease in gross profit margins. Our volume and margins were impacted by increased costs, service lane eliminations, and regional service disruptions that continue to drive business back to truck service.

Our international ocean gross profits increased 30.6 percent in the first quarter of 2005. This growth includes the impacts of our June 2004 expansion into China and growth in volumes with several of our large international customers. We are continuing to broaden our relationships with existing customers to include international transportation and customs brokerage services.

Our air gross profits, which are primarily international, increased 52.8 percent in the first quarter of 2005. The significant growth in our air gross profits was primarily due to increased volumes with several large international customers.

Miscellaneous transportation gross profits consist of transportation management fees, customs brokerage fees, warehouse and cross-dock services, and other miscellaneous transportation related services. The increase of 35.9 percent in the first quarter was driven by increases in our transportation management fees and customs brokerage business.

For the first quarter, Sourcing gross profits increased 40.7 percent to $16.6 million in 2005 from $11.8 million in 2004. Excluding the impact of the acquisitions of FoodSource and Epic Roots, announced on February 14, 2005, our internal growth rate of Sourcing gross profits was 10 percent. We have continued to have success growing our business with retailers and foodservice providers. In 2004, volatile prices for certain produce items negatively impacted our volumes. We have entered into more favorable arrangements with both suppliers and customers to reduce this volatility.

For the first quarter, Information Services gross profits increased 12.3 percent to $8.9 million in 2005 from $7.9 million in 2004, primarily due to transaction growth.

For the quarter, personnel expense as a percentage of gross profits decreased to 50.6 percent in 2005 from 51.9 percent in 2004. Average gross profits per employee, a key measure of productivity, increased approximately 13 percent in 2005 compared to 2004. While many of our personnel expenses are variable, we gain leverage in periods of growth.

For the quarter, selling, general, and administrative expenses increased 23.4 percent to $30.7 million in 2005 from $24.8 million in 2004. Selling, general, and administrative expenses as a percentage of gross profits decreased for the first quarter of 2005 to 15.4 percent compared to 16.6 percent in 2004.

Founded in 1905, C.H. Robinson Worldwide, Inc., is one of the largest third-party logistics companies in North America. C.H. Robinson is a global provider of multimodal transportation services and logistics solutions, currently serving 18,000 customers through a network of 178 offices in North America, South America, Europe, and Asia. C.H. Robinson maintains one of the largest networks of motor carrier capacity in North America and works with approximately 35,000 carriers worldwide. C.H. Robinson is one of the largest third-party providers of intermodal services in the United States.

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as market demand and pressures on the pricing for our services; competition and growth rates within the third-party logistics industry; freight levels and availability of truck capacity or alternative means of transporting freight, and changes in relationships with existing truck, rail, ocean and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to integrate the operations of acquired companies with our historic operations successfully; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; changing economic conditions such as general economic slowdown, decreased consumer confidence, fuel shortages and the impact of war on the economy; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

Conference Call Information:

C.H. Robinson Worldwide First Quarter 2005 Earnings Conference Call

Wednesday, April 27, 2005; 11:00 a.m. Eastern time

Live webcast available through Investor Relations at www.chrobinson.com

Telephone access: 800-240-2134

Webcast replay available through May 12, 2005: Investor Relations at www.chrobinson.com

Telephone audio replay available through April 29, 2005: 800-405-2236; passcode: 11028123#
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(In thousands, except per share data)

	Three months ended
	March 31,
	2005	2004
Gross revenues:
Transportation	$ 999,936	$ 772,449
Sourcing	206,109	166,243
Information Services	8,895	7,918
Total gross revenues	1,214,940	946,610
Gross profits:
Transportation
Truck	154,020	112,956
Intermodal	6,956	7,463
Ocean	5,660	4,333
Air	2,667	1,745
Miscellaneous	4,543	3,343
Total transportation	173,846	129,840
Sourcing	16,641	11,826
Information Services	8,895	7,918
Total gross profits	199,382	149,584
Operating costs and expenses:
Personnel expenses	100,929	77,574
Selling, general and administrative expenses	30,661	24,839
Total operating costs and expenses	131,590	102,413
Income from operations	67,792	47,171
Investment and other income:
Interest income and other	1,014	587
Nonqualified deferred compensation investment gain	117	70
Investment and other income	1,131	657
Income before provision for income
Taxes	68,923	47,828
Provision for income taxes	27,147	18,756
Net income	$ 41,776	$ 29,072
Net income per share (basic)	$ 0.49	$ 0.34
Net income per share (diluted)	$ 0.48	$ 0.34
Weighted average shares outstanding (basic)	84,938	84,621
Weighted average shares outstanding (diluted)	87,066	86,414

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CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited) (In thousands)
	March 31, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$ 125,236	$ 166,476
Available-for-sale securities	122,174	121,600
Receivables	599,784	544,274
Other current assets	17,897	13,637
Total current assets	865,091	845,987

Net property and equipment	57,178	51,122
Intangible and other assets	234,435	183,587
	$ 1,156,704	$ 1,080,696

Liabilities and stockholders' investment
Current liabilities:
Accounts payable and outstanding checks	$ 399,391	$ 358,929
Accrued compensation	29,394	60,261
Other accrued expenses	50,015	33,629
Total current liabilities	478,800	452,819

Long term liabilities:
Deferred tax liability	6,218	4,153
Nonqualified deferred compensation obligation	3,119	2,868
Total long term liabilities	9,337	7,021
Total liabilities	488,137	459,840

Total stockholders' investment	668,567	620,856
	$ 1,156,704	$ 1,080,696

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CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited) (In thousands, except operational data)
	Three months ended March 31,
	2005	2004
Operating activities:
Net income	$ 41,776	$ 29,072
Depreciation and amortization	3,883	2,634
Other non-cash expenses	10,664	8,182
Net changes in operating elements	(31,809)	(25,414)
Net cash provided by operating activities	24,514	14,474
Investing activities:
Net property additions	(8,505)	(11,625)
Cash paid for acquisitions	(43,590)	(7,302)
Net purchases of investments	(567)	(118)
Other assets, net	(1,185)	24
Net cash used for investing activities	(53,847)	(19,021)
Financing activities:
Net issuance of common stock	1,695	634
Cash dividends	(12,832)	(10,247)
Net cash used for financing activities	(11,137)	(9,613)
Effect of exchange rates on cash	(770)	(725)

Net decrease in cash and cash equivalents	(41,240)	(14,885)
Cash and cash equivalents, beginning of period	166,476	123,413
Cash and cash equivalents, end of period	$ 125,236	$ 108,528
	As of March 31,
Operational Data:	2005	2004
Employees	5,029	4,231
Branches	178	160

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